As filed with the Securities and Exchange Commission on October 2, 2009

Registration No. ___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERTEX ENERGY, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEVADA	94-3439569
(STATE OR OTHER JURISDICTION IDENTIFICATION NO.)	(IRS EMPLOYER OF INCORPORATION)

1331 GEMINI STREET, HOUSTON, TEXAS 77058
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

VERTEX ENERGY, INC.
2009 STOCK INCENTIVE PLAN,
VERTEX ENERGY, INC.
2008 STOCK INCENTIVE PLAN, AND
CERTAIN OTHER STOCK OPTIONS
(FULL TITLE OF THE PLAN)

Benjamin P. Cowart
Chief Executive Officer
1331 Gemini Street
Houston, Texas 77058
866-660-8156
(Name, address, and telephone number, including area code, of agent for service)

Copy To:

David M. Loev
The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
(713) 524-4110

Indicate by check mark whether the Registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.001 par value	2,575,000 (2)	$1.01	$2,777,500	$198.04

(1) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the last trading price of the Registrant’s common stock as reported on the OTC Bulletin Board as of September 29, 2009.

(2) Represents the maximum number of shares of common stock which may be issued pursuant to awards under the Registrant’s 2008 Stock Incentive Plan and 2009 Stock Incentive Plan (collectively the “Plans”), of which Stock Options to purchase 466,500 shares of common stock (including 10,000 Stock Options which have since expired as unexercised) and which Stock Options to purchase 815,000 shares of common stock, respectively, have been granted pursuant to such Plans to date.  This number also represents Stock Options to purchase an aggregate of 400,000 of our shares of common stock which were granted outside of the Plans.  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to register an indeterminate amount of such additional number of shares of the Registrant’s common stock as may be issuable pursuant to stock split, stock dividend or the like.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees participating in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Participants are further advised that the documents incorporated by reference in Item 3 of Part II of the Registration Statement, of which this prospectus is a part of, and which are incorporated by reference to this prospectus, are available without charge, upon written or oral request to the Company.  Additionally, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act (§230.428(b)) are available without charge, upon written or oral request to the Company.  Such requests may be made to:

Christopher Carlson
Secretary
1331 Gemini Street
Houston, Texas 77058
866-660-8156

PROSPECTUS

 1,671,500 SHARES

VERTEX ENERGY, INC.

Common Stock, $0.001 par value

                     This prospectus relates to the reoffer and resale of up to 1,671,500 shares of Vertex Energy, Inc.’s (the “Company”, “we”, “us”, and “Vertex’s”) common stock by certain selling shareholders who may be considered our “affiliates.” These selling shareholders have acquired or may acquire these shares upon the exercise of stock options or pursuant to restricted stock awards or other awards granted or available to be granted under our 2008 Stock Incentive Plan and 2009 Stock Incentive Plan (collectively the “Plans”), and in connection with other Stock Option Agreements pursuant to which we granted stock options to purchase 400,000 shares of our common stock outside of the Plans.

                     The selling shareholders will determine when they will sell their shares, and may sell their shares at the then-prevailing market price or at prices negotiated at the time of sale. We will not receive any proceeds from these sales. The brokers and dealers that the selling shareholders may utilize in selling their shares may receive compensation in the form of underwriting discounts, concessions or commissions from the sellers or purchasers of the shares. See “Plan of Distribution.” We will bear all expenses in connection with the preparation of this prospectus.

                     Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol “VTNR.” On September 23 2009, the last trading price for the common stock, as reported by the Over-The-Counter Bulletin Board, was $1.18 per share. You are urged to obtain current market quotations for the common stock.

                     Our principal executive offices are located at 1331 Gemini Street, Houston, Texas 77058, and our telephone number is (866) 660-8156.

This investment involves risk. See “Risk Factors” beginning at page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October 2, 2009.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any prospectus supplement or amendment. We have not authorized any other person to provide you with different information. Information contained on our website does not constitute a part of this prospectus. The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or common stock is sold.

 PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus. While we believe that this summary highlights some of the most important information about Vertex Energy, Inc. and this offering, you should read this entire prospectus and the documents incorporated by reference carefully, including “Risk Factors,” before deciding to invest in our common stock. References to “we,” “us,” “our,” “Vertex,” or the “Company” in this prospectus mean Vertex Energy, Inc.

Business Overview

We were formed as a Nevada corporation on May 14, 2008.  Pursuant to an Amended and Restated Agreement and Plan of Merger dated May 19, 2008, by and between Vertex Holdings, L.P. (formerly Vertex Energy, L.P.), a Texas limited partnership ("Vertex LP"), us, World Waste Technologies, Inc., a California corporation (“WWT” or “World Waste”), Vertex Merger Sub, LLC, a California limited liability company and our wholly-owned subsidiary ("Merger Subsidiary"), and Benjamin P. Cowart, our Chief Executive Officer, as agent for our shareholders (as amended from time to time, the “Merger Agreement”). Effective on April 16, 2009, World Waste merged with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation and becoming our wholly-owned subsidiary (the "Merger"). In connection with the Merger, (i) each outstanding share of World Waste common stock was cancelled and exchanged for 0.10 shares of our common stock; (ii) each outstanding share of World Waste Series A preferred stock was cancelled and exchanged for 0.4062 shares of our Series A preferred stock; and (iii) each outstanding share of World Waste Series B preferred stock was cancelled and exchanged for 11.651 shares of our Series A preferred stock.

Additionally, as a result of the Merger, as the successor entity of World Waste, we assumed World Waste’s filing obligations with the Securities and Exchange Commission (the “Commission”) and our common stock began trading on the Over-The-Counter Bulletin Board under the symbol “VTNR.OB” effective May 4, 2009 previously “WDWT.OB”.  Finally, as a result of the Merger, the common stock of World Waste was effectively reversed one for ten (10) as a result of the exchange ratios set forth in the Merger, and unless otherwise noted, the impact of such effective reverse stock split, created by the exchange ratio set forth above, is retroactively reflected throughout this prospectus.

Description of Business Activities:

We provide a range of services designed to aggregate, process, and recycle industrial and commercial waste streams. We currently provide these services in 13 states, with our primary focus in the Gulf Coast Region of the United States.  Our primary focus is on the recycling of used motor oil and other distressed hydrocarbon streams. This is accomplished (1) through our Black Oil division, which aggregates used motor oil from third-party collectors and manages the delivery of this feedstock primarily to third-party re-refining facilities, as well as blenders, and (2) through our Refining and Marketing division, which aggregates hydrocarbon streams from collectors and generators and manages the delivery of the hydrocarbon products to a third-party facility for further processing, and then manages the sale of the end products. In addition, we are in the process of implementing a proprietary thermal/chemical upgrading technology that will process used motor oil and convert it to higher value products such as marine cutterstock and vacuum-gas blendstock.

Our website address is www.vertexenergy.com. Information contained on our website or any other website does not constitute part of this prospectus.

This Offering

Shares of common stock offered by Selling Shareholders:	1,671,500

Offering price:
The selling shareholders and any of their pledgees, assignees and successors-in-interest may sell any or all of their shares on any stock exchange, market or trading facility on which the securities are traded or in private transactions. The sales may be at fixed or negotiated prices.

Over-The-Counter Bulletin Board Trading Symbol:	VTNR

RISK FACTORS

Benjamin P. Cowart, the Chief Executive Officer and Chairman controls Vertex.

Benjamin P. Cowart, Vertex’s Chairman and Chief Executive Officer, beneficially owns a total of approximately 36% of the total outstanding shares of Vertex’s capital stock, and holds the right to vote an additional 22% of Vertex’s capital stock pursuant to voting agreements entered into with various shareholders of Vertex, which voting agreements provide him the right to elect four (4) of Vertex’s five (5) directors (with the fifth director being appointed by the shareholders of Vertex’s Series A Preferred Stock). The voting agreements remain in effect until April 16, 2012.  As such, subject to the resale terms and conditions of the voting agreements and the Lock-up Agreements which certain of Vertex’s shareholders signed, until April 12, 2012, Mr. Cowart will have the right, to appoint four (4) of Vertex’s five (5) directors, and therefore to exercise significant control over Vertex, including making decisions with respect to issuing additional shares, entering into mergers, asset sales, and other fundamental transactions, and amending the terms of Vertex’s articles of incorporation.

Vertex owes a significant amount of money to Vertex LP in connection with certain transactions affected pursuant to and in connection with the Merger.

Pursuant to an Operating Agreement (described below) entered into between Vertex and Cedar Marine Terminals, L.P., a wholly-owned subsidiary of Vertex LP (“CMT”), in connection with the Merger, Vertex has the right to a non-revocable, non-transferable, royalty-free, perpetual (except as provided in the agreement) license to use the technology associated with certain proprietary technology relating to the re-refining of certain oil feedstock referred to as our “Thermal/chemical extraction technology” in any market in the world (the “License”), provided that Vertex pays CMT the documented net development costs of the Thermal/chemical extraction technology, estimated to be $1.4 million (the “R&D Costs”), which have been paid in full to date.   Additionally, pursuant to an Asset Transfer Agreement and the terms of the Merger, Vertex is required to assume $1.6 million of Vertex LP debt, of which approximately $85,000 has been repaid to date.  As such, Vertex will need to pay approximately $1,515,000, to Vertex LP in connection with the assumption of the debt, which funds Vertex does not currently have.

Moving forward, Vertex will need to raise additional funding to pay the expenses described above, and as such may need to seek additional debt or equity financing. If debt financing is available and obtained, our interest expense may increase and we may be subject to the risk of default, depending on the terms of such financing. If equity financing is available and obtained it may result in our shareholders experiencing significant dilution. If such financing is unavailable, we may be forced to curtail our operations, which may cause the value of our securities to decline in value and/or become worthless.

Vertex has no long-term assets and needs to rely on its contracts and relationships with Vertex LP and its affiliates and certain third parties, which could affect Vertex’s ability to operate its business.

Vertex does not currently have any long-term assets, but instead its business is comprised of the rights to various contracts and arrangements. As such, moving forward, Vertex will need to rely on its relationships and agreements with Vertex LP and its affiliates, including with the following:

•	CrossRoad Carriers, for the transportation of some of Vertex’s feedstock and refined and re-refined petroleum products;

•	CMT, which subleases terminal space to Vertex, and from which Vertex may purchase certain re-refining assets; and

•	Vertex Residual Management Group LP, which will perform environmental compliance and regulatory oversight for Vertex.

Although Vertex has a right of first refusal to purchase the entities (including the assets of such entities), there can be no assurance that Vertex will exercise such right.

In the event that any of the above-described relationships are terminated, Vertex may be forced to spend significant resources to identify and secure alternative sources to provide these services. There can be no assurance that Vertex will be able to locate such alternative sources on terms acceptable to it, or at all. As a result, Vertex may be unable to continue its operations in its current form, may be required to expend significant resources identifying alternative sources of services, and/or may be forced to expend significant resources to purchase and/or manufacture long-term assets, the construction of which assets may take a significant amount of time and capital to complete.

Holders of shares of common stock will not have the right to vote for directors.

Due to Mr. Cowart’s beneficial ownership of 36% of Vertex’s common stock and voting agreements which are in place, which allow him to vote an additional 22% of Vertex’s common stock for 4 of the 5 Directors of Vertex, at least one of whom must be “independent” as defined by the New York Stock Exchange, Mr. Cowart will have the right to appoint 4 of our 5 Directors for three years. The holders of Vertex’s Series A preferred stock are entitled to elect the remaining Vertex director. Accordingly, so long as the voting agreements remain in effect and the shares of Vertex Series A Preferred Stock remain outstanding, the minority holders of shares of Vertex common stock will not have the right to vote for the election of directors.

Benjamin P. Cowart, Vertex’s Chief Executive Officer and Chairman of the Board, owns and is involved in other businesses that have relationships and agreements with Vertex, including, but not limited to Vertex LP. These relationships may cause conflicts of interest with Vertex.

Benjamin P. Cowart, Vertex’s Chief Executive Officer and Chairman of the Board, also serves as the General Partner of and controls several other entities, including, but not limited to Vertex LP, through VTX, Inc. (collectively, the “Vertex Entities”), that have entered into transactions with, supplied feedstock for, and performed various business services for Vertex. These transactions and relationships include the following:

•      Cross Road Carriers transports some of Vertex’s feedstock and refined and re-refined petroleum products;

•      Vertex subleases terminal space from CMT and may purchase certain re-refining assets, and perform certain other services for CMT;

•      Vertex Residual Management Group LP performs environmental compliance and regulatory oversight for Vertex; and

•	Vertex Recovery collects used oil feedstock and sells it to Vertex.

Vertex has (1) a right of first refusal to match any third-party offer to purchase any of the Vertex Entities on the terms and conditions set forth in such offer; and (2) the option, exercisable in Vertex’s sole discretion any time after the 18-month anniversary of the closing of the merger and so long as Mr. Cowart is employed by Vertex, to purchase all or any part of the outstanding stock of any of the Vertex Entities owned by Vertex LP or VTX, Inc., at a price based on an independent third-party valuation and appraisal of the fair market value of such Vertex Entity (the “Right of First Refusal”). Pursuant to the merger agreement, Vertex was required to form a committee of its board of directors (the “Related Party Transaction Committee”)  including at least two “independent directors” (defined as any individuals who do not beneficially own more than 5% of the outstanding voting shares of Vertex, are not employed by, or officers of, Vertex or any entity related to Mr. Cowart, are not directors or managers of any such company, are not family members of Mr. Cowart, and would qualify as “Independent Directors” as defined in the rules and regulations of the New York Stock Exchange). The Related Party Transaction Committee is charged with the review and pre-approval of any and all related party transactions, including between Vertex and Vertex LP, Mr. Cowart, or any other company or individual which may be affiliated with Mr. Cowart.

Notwithstanding the Right of First Refusal and the Related Party Transaction Committee, perceived or actual conflicts of interest may exist between Mr. Cowart and Vertex in connection with the Vertex Entities and/or any other entity which Mr. Cowart may be affiliated and/or control in the future. Furthermore, if any disagreement were to occur between Mr. Cowart and/or any Vertex Entity, Vertex may be forced to find alternative suppliers and contractors to supply the services or products then supplied by any of the Vertex Entities, which new arrangements may not be on as favorable terms to Vertex, and/or Mr. Cowart may be forced to make a decision between remaining in control of any of the Vertex Entities and/or Vertex. Such perceived or actual conflicts of interest may cause potential investors to not be willing to invest in Vertex, which could make it harder for Vertex to raise funds through the sale of debt and/or equity securities and/or cause Vertex’s securities to be devalued. As a result of these perceived and/or actual conflicts of interest, the value of Vertex’s securities may decrease in value and/or be valued less than similarly situated publicly traded companies without such potential conflicts of interest.

Vertex has established preferred stock which can be designated by the Vertex Board of Directors without shareholder approval and has established Series A preferred stock, which gives the holders a liquidation preference and the ability to convert such shares into Vertex’s common stock.

Vertex has 50,000,000 shares of preferred stock authorized which includes approximately 4.7 million shares of Series A preferred stock issued and outstanding. The Vertex Series A preferred stock has a liquidation preference of $1.49 per share. As a result, if Vertex were to dissolve, liquidate or sell its assets, the holders of Vertex Series A preferred stock would have the right to receive up to the first approximately $7.0 million in proceeds from any such transaction. Consequently, holders of Vertex common stock may receive less consideration or no consideration in connection with such a transaction. Furthermore, the conversion of Series A preferred stock into common stock may cause substantial dilution to Vertex’s common shareholders. Additionally, because Vertex’s board of directors is entitled to designate the powers and preferences of the preferred stock without a vote of its shareholders, Vertex’s shareholders will have no control over what designations and preferences Vertex’s future preferred stock, if any, will have.

Vertex’s shareholders may have difficulty selling their shares because such shares will likely be deemed “penny stock.”

Since the shares of Vertex common stock are not be listed on a national securities exchange, if the trading price of such shares is below $5.00 per share, trading in such shares will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any equity security not listed on a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in Vertex’s common stock, which could severely limit the market liquidity of such shares of common stock and the ability of such holders to sell their shares.

The market price of Vertex’s common stock may be adversely affected by market volatility.

The market price of Vertex’s common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	actual or anticipated variations in Vertex’s operating results;

•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by Vertex or its competitors;

•	announcements of new products or new contracts by Vertex or its competitors;

•	changes in financial estimates by securities analysts and whether Vertex’s earnings meet or exceed such estimates;

•	conditions and trends in the industries in which Vertex operates;

•	changing environmental standards;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the other risks described in this report.

RISKS RELATING TO VERTEX’S BUSINESS

Vertex’s contracts may not be renewed and its existing relationships may not continue.

Vertex’s contracts and relationships in the black oil business include feedstock purchasing agreements with local waste oil collectors, an off-take arrangement with two re-refineries, along with a few key relationships in the bunkering, blending and No. 6 oil industry. The agreements with the local waste oil collectors do not generally have a stated term and can therefore be terminated by such collectors at will. Vertex’s agreement with the major re-refinery expired on September 30, 2008, and we ceased operating under the agreement in May 2009. Similarly, Vertex had operated only one contract in connection with its refining operations, which contract expired on November 1, 2008 and has continued on a month-to-month basis.  We do not anticipate either of the two contracts to be renewed at this time. Because Vertex’s operations are extremely dependent on the black oil relationship with the major re-refinery and the third-party refining contract, the expiration of the two contracts may have a material adverse effect on Vertex’s operations and results of operations. Additionally, if Vertex were to lose any of its current local waste oil collectors, Vertex could be required to spend additional resources locating and providing incentives for other waste oil collectors, which could cause Vertex’s expenses to increase and/or cause it to curtail or abandon its business plans.

Vertex operates in competitive markets, and there can be no certainty that Vertex will maintain its current customers or attract new customers or that its operating margins will not be impacted by competition.

The industries in which Vertex operates are highly competitive. Vertex competes with numerous local and regional companies of varying sizes and financial resources in its refining and feedstock consolidation operations, and expects to compete with larger oil companies, with significantly greater resources than Vertex, in its planned oil re-refining operations. Vertex expects competition to intensify in the future. Furthermore, numerous well-established companies are focusing significant resources on providing refining and re-refining services that will compete with Vertex’s services. We cannot assure you that Vertex will be able to effectively compete with these other companies or that competitive pressures, including possible downward pressure on the prices Vertex charges for its products and services, will not arise. In the event that Vertex cannot effectively compete on a continuing basis, or competitive pressures arise, such inability to compete or competitive pressures could have a material adverse effect on Vertex’s business, results of operations and financial condition.

Disruptions in the supply of feedstock could have an adverse effect on Vertex’s business.

Vertex depends on the continuing availability of raw materials, including feedstock, to remain in production. A serious disruption in supply of feedstock, or significant increases in the prices of feedstock, could significantly reduce the availability of raw materials at Vertex’s plant, increase production costs and could have a material adverse effect on its business, results of operations and financial condition.

For example, Vertex has previously experienced difficulty in obtaining feedstock from its suppliers who, because of the sharp downturn in the price of oil (used and otherwise) have seen their margins decrease substantially, which in some cases has made it uneconomical for such suppliers to purchase feedstock from their suppliers and/or sell to Vertex at the rates set forth in their contracts. Any similar decline in the price of oil and/or the economy in general could create a decrease in the supply of feedstock, prevent Vertex from maintaining its required levels of output and/or force Vertex to seek out additional suppliers of feedstock, who may charge more than its current suppliers, and therefore adversely affect its results of operations.

Vertex is subject to numerous environmental and other laws and regulations and, to the extent Vertex is found to be in violation of any such laws and regulations, Vertex’s business could be materially and adversely affected.

Vertex is subject to extensive federal, state, provincial and local laws and regulations relating to the protection of the environment which, among other things:

•	regulate the collection, transportation, handling, processing and disposal of hazardous and non-hazardous wastes;

•	impose liability on persons involved in generating, handling, processing, transporting or disposing hazardous materials;

•	impose joint and several liability for remediation and clean-up of environmental contamination; and

•	require financial assurance that funds will be available for the closure and post-closure care of sites where hazardous wastes are stored, processed or disposed.

The breadth and complexity of all of these laws and regulations affecting Vertex make consistent compliance extremely difficult and often result in increased operating and compliance costs, including requiring the implementation of new programs to promote compliance. Even with these programs, Vertex and other companies in the industry are routinely faced with legal and administrative proceedings which can result in civil and criminal penalties, interruption of business operations, fines or other sanctions and require expenditures. Under current law, Vertex may be held liable for damage caused by conditions that existed before it acquired its assets and/or before it took control of its leased properties or if it arranges for the transportation, disposal or treatment of hazardous substances that cause environmental contamination. In the future, Vertex may be subject to monetary fines, civil or criminal penalties, remediation, clean-up or stop orders, injunctions, orders to cease or suspend certain practices or denial of permits required to operate its facilities and conduct its operations. The outcome of any proceeding and associated costs and expenses could have a material adverse impact on Vertex’s operations and financial condition.

Environmental laws and regulations are subject to change and may become increasingly stringent or relaxed. Interpretation or enforcement of existing laws and regulations, or the adoption of new laws and regulations, may require Vertex to modify or curtail its operations or replace or upgrade its facilities or equipment at substantial costs which it may not be able to pass on to its customers. On the other hand, if new laws and regulations are less stringent, then Vertex’s customers or competitors may be able to compete with Vertex more effectively, without reliance on its services, which could decrease the need for its services and/or increase competition which could adversely affect its revenues and profitability, if any.

Vertex is required to obtain and maintain permits, licenses and approvals to conduct its operations in compliance with such laws and regulations. If Vertex is unable to maintain its currently held permits, licenses and approvals, it may not be able to continue certain of its operations. If it is unable to obtain any additional permits, licenses and approvals which may be required as Vertex expands its operations, it may be forced to curtail or abandon its current and/or future planned business operations.

Vertex could be subject to involuntary shutdowns or be required to pay significant monetary damages or remediation costs if it is found to be a responsible party for the improper handling or the release of hazardous substances.

As a company engaged in the sale, handling, transportation, storage, recycling and disposal of materials that are or may be classified as hazardous by federal, state, provincial or other regulatory agencies, Vertex faces risks of liability for environmental contamination. The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or “CERCLA” or Superfund, and similar state laws impose strict liability for clean-up costs on current or former owners and operators of facilities that release hazardous substances into the environment, as well as on the businesses that generate those substances or transport them. As a potentially responsible party, or “PRP,” Vertex may be liable under CERCLA for substantial investigation and cleanup costs even if it operates its business properly and complies with applicable federal and state laws and regulations. Liability under CERCLA may be joint and several, which means that if it were found to be a business with responsibility for a particular CERCLA site, Vertex could be required to pay the entire cost of the investigation and cleanup, even though it was not the party responsible for the release of the hazardous substance and even though other companies might also be liable. Even if Vertex is able to identify who the other responsible parties might be, it may not be able to compel them to contribute to the remediation costs, or they might be insolvent or unable to contribute due to lack of financial resources.

Vertex’s facilities and the facilities of its clients and third-party contractors may have generated, used, handled and/or disposed of hazardous substances and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these facilities or at off-site locations, which could result in future expenditures that cannot be currently quantified and which could materially reduce Vertex’s profits. In addition, new services or products offered by Vertex could expose it to further environmental liabilities for which it has no historical experience and cannot estimate its potential exposure to liabilities.

Vertex is dependent on third parties for the disposal of its waste streams.

Vertex does not own any waste disposal sites. As a result, it is dependent on third parties for the disposal of waste streams. To date, disposal vendors have met its requirements, but we cannot assure you that they will continue to do so. If for some reason Vertex’s current disposal vendors cannot perform up to standards, Vertex may be required to replace them. Although Vertex believes there are a number of potential replacement disposal vendors that could provide such services, it may incur additional costs and delays in identifying and qualifying such replacements. In addition, any mishandling of its waste streams by disposal vendors could expose Vertex to liability. Any failure by disposal vendors to properly collect, transport, handle or dispose of Vertex’s waste streams could expose it to liability, damage its reputation and generally have a material adverse effect on its business, financial condition or results of operations.

Worsening economic conditions and trends and downturns in the business cycles of the industries Vertex serves and which provide services to Vertex would impact its business and operating results.

A significant portion of Vertex‘s customer base is comprised of companies in the chemical manufacturing and hydrocarbon recovery industries. The overall levels of demand for its products, refining operations, and future planned re-refined oil products, are driven by fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in the U.S., as well as regional economic conditions. For example, many of Vertex’s principal consumers are themselves heavily dependent on general economic conditions, including the price of fuel and energy, availability of affordable credit and capital, employment levels, interest rates, consumer confidence and housing demand. These cyclical shifts in Vertex’s customers’ businesses may result in fluctuations in demand, volumes, pricing and operating margins for its services and products.

In addition to its customers, the suppliers of Vertex’s feedstock may also be affected by downturns in the economy and adverse changes in the price of feedstock. For example, Vertex has recently experienced difficulty obtaining feedstock from its suppliers who, because of the sharp downturn in the price of oil (used and otherwise) have seen their margins decrease substantially, which in some cases have made it uneconomical for such suppliers to purchase feedstock from their suppliers and/or sell to Vertex at the rates set forth in their contracts. Any similar decline in the price of oil and/or the economy in general could create a decrease in the supply of feedstock, prevent Vertex from maintaining its required levels of output and/or force Vertex to seek additional suppliers of feedstock, who may charge more than its current suppliers, and therefore adversely affect its results of operations.

Vertex’s operating margins and profitability may be negatively impacted by changes in fuel and energy costs.

Vertex transports its refined oil, and plans in the future to transport re-refined oil, with trucks and by rail. As a result, increases in shipping and transportation costs caused by increases in oil, gasoline and diesel prices have a significant impact on its operating expenses. The price and supply of oil and gas is unpredictable and fluctuates based on events beyond Vertex’s control, including geopolitical developments, supply and demand for oil and natural gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. A significant increase in transportation or fuel costs could lower Vertex’s operating margins and negatively impact its profitability.

Additionally, the price at which Vertex sells its refined oil and re-refined oil is affected by changes in certain oil indexes. If the relevant oil index rises, Vertex anticipates being able to increase the prices for its refined and re-refined oil. If the relevant oil index declines, Vertex anticipates having to reduce prices for its refined and re-refined oil. However, the cost to collect used oil and refinery feedstock, including the amounts that must be paid to obtain used oil and feedstock, generally also increases or decreases when the relevant index increases or decreases. Even though the prices that can be charged for Vertex’s refined (and in the future, re-refined) products and the costs to collect, refine, and re-refine the feedstock generally increase and decrease together, Vertex cannot assure you that when the costs to collect, refine and re-refine used oil and petrochemical products increase, Vertex will be able to increase the prices it charges for its refined and re-refined products to cover such increased costs, or that the costs to collect, refine and re-refine used oil and petrochemical products will decline when the prices Vertex can charge for its products declines. If the prices Vertex charges for its finished products and the costs to collect, refine and re-refine products do not move together or in similar magnitudes, Vertex’s profitability may be materially and negatively impacted.

Recently, as a result of a number of factors including Hurricane Ike, which caused damage to Vertex’s infrastructure and prevented Vertex from selling its product for a significant period of time, and the simultaneous sharp decline in the price of oil, Vertex was unable to sell off its inventory. As a result, during the fourth quarter of 2008 and the first quarter of 2009 Vertex was storing a substantial amount of inventory which it had purchased while the price of oil was relatively high and which was later valued at significantly less than what it was originally purchased for. Vertex was forced to sell the inventory at a material loss.  There can be no assurance that similar problems will not affect Vertex moving forward. If such issues were to affect Vertex, its inventory, ability to meet its ongoing delivery requirements and results of operations could be adversely affected.

Expansion of Vertex’s business may result in unanticipated adverse consequences.

In the future, Vertex may seek to grow its business by investing in new or existing facilities or technologies, making acquisitions or entering into partnerships and joint ventures. Acquisitions, partnerships, joint ventures or investments may require significant managerial attention, which may divert management from its other activities and may impair the operation of Vertex’s existing businesses. Any future acquisitions of businesses or facilities could entail a number of additional risks, including:

•	the failure to successfully integrate the acquired businesses or facilities or new technology into Vertex’s operations;

•	the inability to maintain key pre-acquisition business relationships;

•	loss of key personnel of the acquired business or facility;

•	exposure to unanticipated liabilities; and

•	the failure to realize efficiencies, synergies and cost savings.

As a result of these and other factors, including the general economic risk associated with the industries in which it operates, Vertex may not be able to realize the expected benefits from any future acquisitions, partnerships, joint ventures or other investments.

Vertex depends heavily on the services of its Chief Executive Officer and Chairman, Benjamin P. Cowart.

Vertex’s success depends heavily upon the personal efforts and abilities of Benjamin P. Cowart, its Chief Executive Officer and Chairman, who is employed by Vertex under a five-year employment contract. Vertex does not currently have any “key man” life insurance policy in place for Mr. Cowart. Mr. Cowart has numerous business relationships with entities separate from Vertex, which could take a significant portion of his time and/or could cause conflicts of interest with Vertex’s operations. The loss of Mr. Cowart or other key employees could have a material adverse effect on Vertex’s business, results of operations or financial condition. In addition, the absence of Mr. Cowart may force Vertex to seek a replacement who may have less experience or who may not understand Vertex’s business as well, or Vertex may not be able to find a suitable replacement.

Unanticipated problems or delays in building Vertex’s facilities to the proper specifications may harm its business and viability.

Vertex’s future growth will depend on its ability to timely and economically complete and operate its planned re-refining facility and operate its existing refining operations. If Vertex’s operations are disrupted or its economic integrity is threatened for unexpected reasons, its business may experience a substantial setback. Moreover, the occurrence of significant unforeseen conditions or events in connection with the construction of Vertex’s planned facility may require it to reexamine its business model. Any change to Vertex’s business model or management’s evaluation of the viability of its planned services may adversely affect its business. Construction costs for Vertex’s facility may also increase to a level that would make a new facility too expensive to complete or unprofitable to operate. Contractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other companies and, therefore, Vertex may not be able to secure their services or products on a timely basis or on acceptable financial terms. Vertex may suffer significant delays or cost overruns as a result of a variety of factors, such as increases in the prices of raw materials, shortages of workers or materials, transportation constraints, adverse weather, equipment failures, fires, damage to or destruction of property and equipment, environmental damage, unforeseen difficulties or labor issues, any of which could prevent Vertex from commencing operations as expected at its planned re-refining facility.

Strategic relationships on which Vertex relies are subject to change.

Vertex’s ability to identify and enter into commercial arrangements with feedstock suppliers and refined and re-refined oil clients depends on developing and maintaining close working relationships with industry participants. Vertex’s success in this area also depends on its ability to select and evaluate suitable projects as well as to consummate transactions in a highly competitive environment. These factors are subject to change and may impair Vertex’s ability to grow.

Disruptions to infrastructure could materially and adversely affect Vertex’s business.

Vertex’s business depends on the continuing availability of rail, road, port, storage and distribution infrastructure. Any disruptions in this infrastructure network, whether caused by labor difficulties, earthquakes, storms, other natural disasters, human error or malfeasance or other reasons, could have a material adverse effect on Vertex’s business. Vertex relies on third parties to maintain the rail lines from their plants to the national rail network, and any failure by these third parties to maintain the lines could impede the delivery of products, impose additional costs and could have a material adverse effect on Vertex’s business, results of operations and financial condition. For example, recent damage to the Cedar Marine Terminal as a result of Hurricane Ike (which caused the terminal to temporarily be out of operation), resulted in increased costs associated with the shipping of feedstock through third party contractors, thereby raising the overall cost of the feedstock and lowering Vertex’s margins. Additional hurricanes or natural disasters in the future could cause similar damage to Vertex’s infrastructure, prevent Vertex from generating revenues while such infrastructure is undergoing repair (if repairable) and/or cause Vertex’s margins and therefore its results of operations to be adversely affected.

Vertex’s commercial success will depend in part on its ability to obtain and maintain protection of its intellectual property.

Vertex’s success will depend in part on its ability to maintain or obtain and enforce any future patent rights and/or other intellectual property protection for its technologies and to preserve its trade secrets, and to operate without infringing upon the proprietary rights of third parties. Vertex has not obtained patents (although patent applications for the Company’s licensed Thermo-Chemical Extraction Process are pending) in the United States or internationally for its technology to date. We cannot assure you that such patents will be granted or that the scope of any claims granted in any patent will provide Vertex with proprietary protection or a competitive advantage. We cannot assure you that if granted, such patents will be valid or will afford Vertex with protection against competitors with similar technology. The failure to obtain or maintain patent or other intellectual property protection on the technologies underlying Vertex’s technologies may have a material adverse effect on its competitive position and business prospects. It is also possible that Vertex’s technologies may infringe on patents or other intellectual property rights owned by others. Vertex may have to alter its products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to it. We cannot assure you that a license will be available to Vertex, if at all, upon terms and conditions acceptable to it or that it will prevail in any intellectual property litigation. Intellectual property litigation is costly and time consuming, and we cannot assure you that Vertex will have sufficient resources to pursue such litigation. If Vertex does not obtain a license under such intellectual property rights, is found liable for infringement or is not able to have such patents declared invalid, Vertex may be liable for significant money damages and may encounter significant delays in bringing products to market.

Competition may impair Vertex’s success.

New technologies may be developed by others that could compete with Vertex’s refining and re-refining technologies. In addition, Vertex faces competition from other producers of oil substitutes and related products. Such competition is expected to be intense and could significantly drive down the price for Vertex’s products. Competition will likely increase as prices of energy in the commodities market, including refined and re-refined oil, rise. Additionally, new companies are constantly entering the market, thus increasing the competition even further. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own refining and re-refining operations, and may have greater access to feedstock, market presence, economies of scale, financial resources and engineering, technical and marketing capabilities, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If Vertex is unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect its results of operation and financial condition and could also have a negative impact on its ability to obtain additional capital from investors.

Potential competition from Vertex’s existing employees and affiliated entities could negatively impact Vertex’s profitability.

Although Mr. Cowart and other employees of Vertex will be prohibited from competing with Vertex while they are employed with Vertex and for six months thereafter, none of such individuals will be prohibited from competing with Vertex after such six month period ends. Additionally, none of Mr. Cowart’s affiliated companies, including Vertex LP, are prohibited from competing with Vertex. Accordingly, any of these individuals or entities could be in a position to use industry experience gained while working with Vertex to compete with Vertex. Such competition could increase Vertex’s costs to obtain feedstock, and increase its costs for contracting use of operating assets and services such as third party refining capacity, trucking services or terminal access. Furthermore, such competition could distract or confuse customers, reduce the value of Vertex’s intellectual property and trade secrets, or result in a reduction in the prices Vertex is able to obtain for its finished products. Any of the foregoing could reduce Vertex’s future revenues, earnings or growth prospects.

Competition due to advances in renewable fuels may lessen the demand for Vertex’s products and negatively impact its profitability.

Alternatives to petroleum-based products and production methods are continually under development. For example, a number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean-burning gaseous fuels that may address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns, which if successful could lower the demand for Vertex’s services. If these non-petroleum based products and oil alternatives continue to expand and gain broad acceptance such that the overall demand for Vertex’s products is reduced, it may not be able to compete effectively in the marketplace.

Vertex will rely on new technology to conduct its business, including its licensed Thermo-Chemical Extraction Process, and its technology could become ineffective or obsolete.

Vertex will be required to continually enhance and update its technology to maintain its efficiency and to avoid obsolescence. Additionally, Vertex initially plans to rely on the License from CMT in connection with a Thermal/chemical extraction technology (the “Process”).  The Process is currently commercially unproven and may never work in a profitable manner, if at all.  Additionally, the costs moving forward of enhancing and updating its technology may be substantial and may be higher than the costs that Vertex anticipates for technology maintenance and development. If Vertex is unable to maintain the efficiency of its technology, its ability to manage its business and to compete may be impaired. Even if Vertex is able to maintain technical effectiveness, its technology may not be the most efficient means of reaching its objectives, in which case it may incur higher operating costs than it would if its technology was more effective. The impact of technical shortcomings, including but not limited to the failure of the Process, could have a material adverse effect on Vertex’s prospects, business, financial condition, and results of operations.

Vertex’s business is subject to local, legal, political, and economic factors which are beyond its control.

Vertex believes that the current political environment for construction of its planned re-refining facility is sufficiently supportive to enable it to plan and implement its operations. However, there are risks that conditions will change in an adverse manner. These risks include, but are not limited to, environmental issues, land use, air emissions, water use, zoning, workplace safety, restrictions imposed on the re-refining industry such as restrictions on production, substantial changes in product quality standards, restrictions on feedstock supply, price controls and export controls. Any changes in financial incentives, investment regulations, policies or a shift in political attitudes are beyond the control of Vertex and may adversely affect its business and future financial results.

Environmental risks and regulations may adversely affect Vertex’s business.

All phases of designing, constructing and operating Vertex’s refining and planned re-refining plant present environmental risks and hazards. Vertex is subject to environmental regulation implemented or imposed by a variety of federal, state and municipal laws and regulations as well as international conventions. Among other things, environmental legislation provides for restrictions and prohibitions on spills and discharges, as well as emissions of various substances produced in association with Vertex’s operations. Legislation also requires that facility sites be operated, maintained, abandoned and reclaimed in such a way that would satisfy applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach could result in the imposition of fines and penalties, some of which could be material. Environmental legislation is evolving in a manner Vertex expects may result in stricter standards and enforcement, larger fines and liability, as well as potentially increased capital expenditures and operating costs. The presence or discharge of pollutants in or into the air, soil or water may give rise to liabilities to governments and third parties and may require Vertex to incur costs to remedy such presence or discharge. If Vertex is unable to remediate such conditions economically or obtain reimbursement or indemnification from third parties, its financial condition and results of operations could be adversely affected. Vertex cannot assure you that the application of environmental laws to its business will not cause it to limit its production, to significantly increase the costs of its operations and activities, to reduce the market for its products or to otherwise adversely affect its financial condition, results of operations or prospects.

Penalties Vertex may incur could impair its business.

Failure to comply with government regulations could subject Vertex to civil and criminal penalties and may negatively affect the value of its assets or its ability to conduct its business. Vertex may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require it to make substantial capital expenditures. Vertex could also be required to indemnify its employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against Vertex. These could result in a material adverse effect on Vertex’s prospects, business, financial condition and its results of operations.

If Vertex cannot maintain adequate insurance coverage, it will be unable to continue certain operations.

Vertex’s business exposes it to various risks, including claims for causing damage to property and injuries to persons that may involve allegations of negligence or professional errors or omissions in the performance of its services. Such claims could be substantial. Vertex believes that its insurance coverage is presently adequate and similar to, or greater than, the coverage maintained by other similarly situated companies in the industry. If Vertex is unable to obtain adequate or required insurance coverage in the future, or if such insurance is not available at affordable rates, Vertex could be in violation of its permit conditions and other requirements of the environmental laws, rules and regulations under which it operates. Such violations could render Vertex unable to continue certain of its operations. These events could result in an inability to operate certain assets and significantly impair its financial condition.

Increases in energy costs will affect Vertex’s operating results and financial condition.

Vertex’s production costs will be dependent on the costs of the energy sources used to run its facilities and to procure feedstock. These costs are subject to fluctuations and variations, and Vertex may not be able to predict or control these costs. If these costs exceed Vertex’s expectations, this may adversely affect its results of operations.

Vertex’s insurance policies do not cover all losses, costs or liabilities that it may experience.

Vertex maintains insurance coverage, but these policies do not cover all of its potential losses, costs or liabilities. Vertex could suffer losses for uninsurable or uninsured risks, or in amounts in excess of its existing insurance coverage, which would significantly affect its financial performance. Vertex’s insurance policies also have deductibles and self-retention limits that could expose it to significant financial expense. Vertex’s ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which it has no control. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on Vertex’s business, financial condition and results of operations. In addition, Vertex’s business requires that it maintain various types of insurance. If such insurance is not available or not available on economically acceptable terms, Vertex’s business would be materially and adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

          This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

USE OF PROCEEDS

          The shares of common stock offered by this prospectus are being registered for the account of the selling shareholders identified in this prospectus. See “Selling Shareholders.” All net proceeds from the sale of the shares of common stock will go to the shareholders that offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock. We may however, receive the exercise price of the options at the time of their exercise, assuming such selling shareholders do not make a cashless exercise of their options. Such proceeds, if any, will be contributed to working capital and will be used for general corporate purposes.

SELLING SHAREHOLDERS

          The shares of common stock to which this prospectus relates may be reoffered and sold from time to time by selling shareholders who may be deemed our “affiliates” (as defined in Rule 501(b) of Regulation D of the Securities Act). The selling shareholders will acquire or have acquired the shares of common stock upon exercise of options granted or to be granted to them pursuant to our 2008 Stock Incentive Plan and our 2009 Stock Incentive Plan (collectively the “Plans”), and in connection with other Stock Option Agreements pursuant to which we granted stock options to purchase 400,000 shares of our common stock outside of the Plans. The table below identifies each selling shareholder and his or her relationship to us. The table also sets forth, as of September 15, 2009 for each selling shareholder: (i) the number of shares of common stock beneficially owned prior to this offering, (ii) the number of shares of common stock that may be offered and sold through this prospectus, and (iii) the number of shares and the percentage of the total voting represented by such shares to be owned by each such selling shareholder assuming the sale of all of the registered shares. There is no assurance that any of the selling shareholders will sell any or all of their shares of common stock. The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are one of our affiliates. Except as otherwise noted, all shares of common stock are beneficially owned and the sole investment and voting power is held by the person named. Information regarding the selling shareholders, including the number of shares offered for sale, may change from time to time, and any changed information will be set forth in a prospectus supplement to the extent required. Furthermore, certain unnamed non-affiliates, each of whom holds less than the lesser of 1,000 shares or one percent of the shares issuable under the Plan, may use this prospectus for reoffers and resales of shares up to that amount.  The inclusion of shares in the table below does not constitute a commitment to sell any of the shares.

					Beneficial Ownership After this Offering (1)(2)
Name	Position	Total Beneficial Ownership Prior to this Offering		Shares that may be Offered and Sold Hereby (3)	Number of Shares	Percent of Outstanding Voting Shares (1)

Allison Szempruch	Employee	0		10,000	0	*
Benjamin P. Cowart	Chief Executive Officer, President and Chairman	7,292,161	(a)	80,000	7,292,161	56.1%
Christopher Carlson	Secretary	299,522	(b)	165,000	264,522	2.0%
Christopher Stratton	Chief Financial Officer	0		100,000	0	*
Dan Borgen	Director	5,000	(c)	100,000	0	*
David Braykovich	Employee	6,250		25,000	0	*
David Loev	Consultant	2,500		10,000	0	*
David Phillips	Director	5,000	(d)	100,000	0	*
Dean Allcorn	Consultant	1,875		7,500	0	*
Greg Wallace	Employee	149,574		224,000	118,574	*
Ingram Lee	Director	213,331	(e)	100,000	208,331	1.6%
John Pimentel	Director	458,279	(f)	280,000	258,279	2.0%
John Schulz	Employee	5,000		40,000	0	*
John Strickland	Employee	15,000		85,000	0	*
John Worster	Consultant	0		40,000	0	*
Kathy Scott	Employee	0		25,000	0	*
Matthew Lieb	Chief Operating Officer	97,814	(g)	250,000	40,000	*
Ron Gemeinhardt	Consultant	2,500		10,000	0	*
Sally Edwards	Employee	0		10,000	0	*
Stella Almaguer	Employee	0		10,000	0	*
		Total Shares		1,671,500

* Denotes less than 1%.

(1) Based on 8,251,616 shares of Vertex common stock issued and outstanding and 4,755,566 shares of Series A Preferred Stock issued and outstanding (which each vote one voting share on shareholder matters) totaling 13,007,172 voting shares. Additionally, shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of September 15, 2009, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(2) Assumes the sale of all shares of common stock registered pursuant to this prospectus, although selling shareholders are under no obligation known to us to sell any shares of common stock at this time.

(3) Represents shares of common stock issuable in connection with the exercise of outstanding stock options, a portion of which may have not vested to date and/or may not be exercisable and as such have not been included in the column entitled “Total Beneficial Ownership Prior to this Offering” as such securities are not exercisable within 60 days of September 15, 2009.

(a) Includes 55,311 shares held by VTX, Inc., which Mr. Cowart serves as President of and is deemed to beneficially own ("VTX").  Also includes warrants to purchase an aggregate of 7,789 shares of the Company's common stock held by VTX, at various exercise prices from $1.55 to $37.00 per share, and with various expiration dates from between April 28, 2010 and February 26, 2018, granted to VTX, as a Partner of Vertex LP, for consideration in connection with the Merger (as described above)(the "Make-Whole Warrants").  Also includes Make-Whole Warrants to purchase an aggregate of 658,690 shares of our common stock held personally by Mr. Cowart.  Does not include the stock options to purchase 80,000 shares of the Company’s common stock at $0.45 per share, shown in the table entitled “Shares that may be Offered and Sold Hereby,” as such stock options have not vested to Mr. Cowart and are not exercisable within 60 days of September 15, 2009.

(b) Includes Make-Whole Warrants to purchase 41,278 shares of our common stock and options to purchase 35,000 shares of the Company's common stock at an exercise price of $1.20 per share.  Does not include options to purchase 105,000 shares of the Company's common stock at an exercise price of $1.20 per share, or stock options to purchase 25,000 shares of the Company’s common stock at $0.45 per share, which options are however shown in the table entitled “Shares that may be Offered and Sold Hereby,” as such stock options have not vested to Mr. Carlson and are not exercisable within 60 days of September 15, 2009.

(c) Includes options to purchase 5,000 shares of the Company's common stock at an exercise price of $1.20 per share.  Does not include options to purchase 15,000 shares of the Company's common stock at an exercise price of $1.20 per share, which options have not vested to Mr. Borgen to date, or stock options to purchase 80,000 shares of the Company’s common stock at $0.45 per share, which options are however shown in the table entitled “Shares that may be Offered and Sold Hereby,” as such stock options have not vested to Mr. Borgen and are not exercisable within 60 days of September 15, 2009.

(d) Includes options to purchase 5,000 shares of the Company's common stock at an exercise price of $1.20 per share.  Does not include options to purchase 15,000 shares of the Company's common stock at an exercise price of $1.20 per share, which options have not vested to Mr. Phillips to date, or stock options to purchase 80,000 shares of the Company’s common stock at $0.45 per share, which options are however shown in the table entitled “Shares that may be Offered and Sold Hereby,” as such stock options have not vested to Mr. Phillips and are not exercisable within 60 days of September 15, 2009.

(e) Includes 182,622 shares owned by PTI, Inc., which are beneficially owned by Mr. Lee ("PTI").  Also includes Make-Whole Warrants to purchase 25,709 shares of our common stock owned by PTI, and options to purchase 5,000 shares of the Company's common stock at an exercise price of $1.20 per share.  Does not include options to purchase 15,000 shares of the Company's common stock at an exercise price of $1.20 per share, which options have not vested to Mr. Lee to date, or stock options to purchase 80,000 shares of the Company’s common stock at $0.45 per share, which options are however shown in the table entitled “Shares that may be Offered and Sold Hereby,” as such stock options have not vested to Mr. Lee and are not exercisable within 60 days of September 15, 2009.

(f) Includes 35,000 shares held by Mr. Pimentel's wife, 3,030 shares of the Company's Series A Preferred Stock, warrants to acquire 250 shares of our common stock at an exercise price of $27.50 per share, and options to acquire 200,000 shares of common stock at an exercise price of $0.50 per share.  Does not include the stock options to purchase 80,000 shares of the Company’s common stock at $0.45 per share, shown in the table entitled “Shares that may be Offered and Sold Hereby,” as such stock options have not vested to Mr. Pimentel and are not exercisable within 60 days of September 15, 2009.

(g) Includes options to purchase 40,000 shares of our common stock at an exercise price of $14.20 per share and options to purchase 35,938 shares of our common stock at an exercise price of $0.50 per share.  Does not include options to purchase 164,062 shares of our common stock, or stock options to purchase 50,000 shares of the Company’s common stock at $0.45 per share, which options are however shown in the table entitled “Shares that may be Offered and Sold Hereby,” as such stock options have not vested to Mr. Lieb and are not exercisable within 60 days of September 15, 2009.

PLAN OF DISTRIBUTION

                     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Over-The-Counter Bulletin Board (or such market or exchange on which the Company’s securities then trade) ; and

•	in privately negotiated transactions.

                      In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

                     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders.

                      In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

                     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

                     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                    We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

DESCRIPTION OF SECURITIES

Common Stock

The total number of authorized shares of the Company’s common stock is 750,000,000 shares, $0.001 par value per share.

Each share of Vertex common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by Vertex’s board of directors. No holder of any shares of Vertex common stock has a preemptive right to subscribe for any Vertex security, nor are any shares of Vertex common stock subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of Vertex, and after payment of creditors and preferred shareholders of Vertex, if any, the assets of Vertex will be divided pro rata on a share-for-share basis among the holders of Vertex common stock. Each share of Vertex common stock is entitled to one vote, except with respect to the election of directors. Shares of Vertex common stock do not possess any rights in respect of cumulative voting.

Preferred Stock

The total number of “blank check” authorized shares of Vertex preferred stock is 50,000,000 shares, $0.001 par value per share. The total number of authorized shares of Vertex’s Series A Convertible Preferred Stock (“Vertex Series A Preferred”) is 5,000,000.

Vertex Series A Preferred

Holders of outstanding shares of Vertex Series A Preferred are entitled to receive dividends, when, as, and if declared by Vertex’s board of directors. No dividends or similar distributions may be made on shares of capital stock or securities junior to the Vertex Series A Preferred until dividends in the same amount per share on the Vertex Series A preferred have been declared and paid. In connection with a liquidation, winding-up, dissolution or sale of Vertex, each share of Vertex Series A Preferred is entitled to receive $1.49 prior to similar liquidation payments due on shares of Vertex common stock or any other class of securities junior to the Vertex Series A Preferred. Shares of Vertex Series A Preferred are not entitled to participate with the holders of Vertex common stock with respect to the distribution of any remaining assets of Vertex.

Each share of Vertex Series A Preferred is entitled to that number of votes equal to the number of whole shares of Vertex common stock into which it is convertible. Generally, holders of Vertex common stock and Vertex Series A Preferred vote together as a single class.

Shares of Vertex Series A Preferred automatically convert into shares of Vertex common stock on the earliest to occur of the following:

•	The affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Vertex Series A Preferred;

•
If the closing market price of Vertex common stock averages at least $15.00 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 7,500 shares over such period;

•	If Vertex consummates an underwritten public offering of its securities at a price per share not less than $10.00 and for a total gross offering amount of at least $10 million; or

•	If a sale of Vertex occurs resulting in proceeds to the holders of Vertex Series A Preferred of a per share amount of at least $10.00.

•
Holders of Vertex Series A Preferred may not voluntarily convert their shares into Vertex common stock for at least one year following the issuance of the Vertex Series A Preferred. Thereafter, holders may convert their shares of Vertex Series A Preferred subject to the following conditions:

•
At any time following the one-year anniversary of the issuance of Vertex Series A Preferred, holders may convert only up to that number of shares such that, upon conversion, the aggregate beneficial ownership of Vertex common stock of any such holder does not exceed 4.99% of Vertex’s common stock then outstanding; and

•
Prior to the three-year anniversary of the issuance of Vertex Series A Preferred, no holder may, in any given three-month period, convert more than that number of shares of Vertex Series A Preferred that equals 5% of the total number of shares of Vertex Series A Preferred then beneficially owned by such holder.

Each share of Vertex Series A Preferred converts into one share of Vertex common stock, subject to adjustment.

Special Voting Rights

The holder of each share of Vertex Series A Preferred is entitled to that number of votes equal to the number of whole shares of Vertex common stock into which such holder’s shares are convertible. In general, holders of Vertex common stock and Vertex Series A Preferred vote together as a single class. However, so long as at least 50% of the shares of the Vertex Series A Preferred originally issued in the merger remain outstanding, holders of Vertex Series A Preferred are entitled to elect one (1) member of Vertex’s five-person board of directors. Any director elected by holders of shares of Vertex Series A Preferred may be removed during such director’s term of office, either with or without cause, only by the affirmative vote of at least 66-2/3% of the then outstanding shares of Vertex Series A Preferred.

LEGAL MATTERS

The validity of the shares of common stock will be passed upon for us by The Loev Law Firm, PC, Bellaire, Texas.  David M. Loev, the Manager of The Loev Law Firm, PC, beneficially owns Stock Options to purchase 10,000 shares of the Company’s common stock at an exercise price of $1.20 per share (the “Loev Options”).  Other than the Loev Options, The Loev Law Firm, PC, does not own any interest, contingent or otherwise in the Company.

WHERE YOU CAN FIND MORE INFORMATION

                We have filed a registration statement with the Commission on Form S-8 to register the shares of our common stock being offered by this prospectus. This prospectus, which is part of the registration statements, does not contain all the information included in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statements and the exhibits and schedules filed with them. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that we file at the Commission’s public reference facilities at 100 F Street, NE, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information regarding the public reference facilities. The Commission maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission, including us. Our Commission filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

                You may also request a copy of our filings at no cost by writing or telephoning us at:  Vertex Energy, Inc., 1331 Gemini Street, Houston, Texas 77058, Attention: Corporate Secretary (866) 660-8156.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                     The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below:

(a)
World Waste Technologies, Inc.’s (Vertex Energy, Inc.’s predecessor company (“WWT”)) Annual Report on Form 10-K filed on March 31, 2009, for the fiscal year ended December 31, 2008, which includes audited financial statements as of and for the year ended December 31, 2008 (the “Annual Report”);

(b)	WWT’s Report on Form 10-Q for the period ended March 31, 2009 and the Company’s Report on Form 10-Q for the period ended June 30, 2009;

(c)
WWT’s and the Company’s Current Reports on Form 8-K and 8-K/A, filed with the Commission on April 8, 2009, May 8, 2009, June 26, 2009 and July 31, 2009, to the extent filed, and not furnished, including any exhibits and attachments thereto (including, but not limited to the attached audited financial statements of Vertex Energy, Inc. (Formerly Vertex Holdings, L.P.'s assets, liabilities and operations related to certain divisions) for fiscal year ended December 31, 2008 and 2007, which are included as an Exhibit to the Company’s Current Report on Form 8-K/A filed on June 26, 2009); and

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all documents incorporated by reference into this prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for copies can be made by writing or telephoning us at:

Vertex Energy, Inc., 1331 Gemini Street, Houston, Texas 77058, Attention: Corporate Secretary (866) 660-8156.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Commission are incorporated by reference into this Registration Statement and are made a part hereof:

(a)
World Waste Technologies, Inc.’s (Vertex Energy, Inc.’s predecessor company (“WWT”)) Annual Report on Form 10-K filed on March 31, 2009, for the fiscal year ended December 31, 2008, which includes audited financial statements as of and for the year ended December 31, 2008 (the “Annual Report”);

(b)	WWT’s Report on Form 10-Q for the period ended March 31, 2009 and the Company’s Report on Form 10-Q for the period ended June 30, 2009;

(c)
WWT’s and the Company’s Current Reports on Form 8-K and 8-K/A, filed with the Commission on April 8, 2009, May 8, 2009, June 26, 2009 and July 31, 2009, to the extent filed, and not furnished, including any exhibits and attachments thereto (including, but not limited to the attached audited financial statements of Vertex Energy, Inc. (Formerly Vertex Holdings, L.P.'s assets, liabilities and operations related to certain divisions) for fiscal year ended December 31, 2008 and 2007, which are included as an Exhibit to the Company’s Current Report on Form 8-K/A filed on June 26, 2009); and

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Common Stock

The total number of authorized shares of the Company’s common stock is 750,000,000 shares, $0.001 par value per share.

Each share of Vertex common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by Vertex’s board of directors. No holder of any shares of Vertex common stock has a preemptive right to subscribe for any Vertex security, nor are any shares of Vertex common stock subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of Vertex, and after payment of creditors and preferred shareholders of Vertex, if any, the assets of Vertex will be divided pro rata on a share-for-share basis among the holders of Vertex common stock. Each share of Vertex common stock is entitled to one vote, except with respect to the election of directors. Shares of Vertex common stock do not possess any rights in respect of cumulative voting.

Preferred Stock

The total number of “blank check” authorized shares of Vertex preferred stock is 50,000,000 shares, $0.001 par value per share. The total number of authorized shares of Vertex’s Series A Convertible Preferred Stock (“Vertex Series A Preferred”) is 5,000,000.

Vertex Series A Preferred

Holders of outstanding shares of Vertex Series A Preferred are entitled to receive dividends, when, as, and if declared by Vertex’s board of directors. No dividends or similar distributions may be made on shares of capital stock or securities junior to the Vertex Series A Preferred until dividends in the same amount per share on the Vertex Series A preferred have been declared and paid. In connection with a liquidation, winding-up, dissolution or sale of Vertex, each share of Vertex Series A Preferred is entitled to receive $1.49 prior to similar liquidation payments due on shares of Vertex common stock or any other class of securities junior to the Vertex Series A Preferred. Shares of Vertex Series A Preferred are not entitled to participate with the holders of Vertex common stock with respect to the distribution of any remaining assets of Vertex.

Each share of Vertex Series A Preferred is entitled to that number of votes equal to the number of whole shares of Vertex common stock into which it is convertible. Generally, holders of Vertex common stock and Vertex Series A Preferred vote together as a single class.

Shares of Vertex Series A Preferred automatically convert into shares of Vertex common stock on the earliest to occur of the following:

•	The affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Vertex Series A Preferred;

•
If the closing market price of Vertex common stock averages at least $15.00 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 7,500 shares over such period;

•	If Vertex consummates an underwritten public offering of its securities at a price per share not less than $10.00 and for a total gross offering amount of at least $10 million; or

•	If a sale of Vertex occurs resulting in proceeds to the holders of Vertex Series A Preferred of a per share amount of at least $10.00.

•
Holders of Vertex Series A Preferred may not voluntarily convert their shares into Vertex common stock for at least one year following the issuance of the Vertex Series A Preferred. Thereafter, holders may convert their shares of Vertex Series A Preferred subject to the following conditions:

•
At any time following the one-year anniversary of the issuance of Vertex Series A Preferred, holders may convert only up to that number of shares such that, upon conversion, the aggregate beneficial ownership of Vertex common stock of any such holder does not exceed 4.99% of Vertex’s common stock then outstanding; and

•
Prior to the three-year anniversary of the issuance of Vertex Series A Preferred, no holder may, in any given three-month period, convert more than that number of shares of Vertex Series A Preferred that equals 5% of the total number of shares of Vertex Series A Preferred then beneficially owned by such holder.

Each share of Vertex Series A Preferred converts into one share of Vertex common stock, subject to adjustment.

Special Voting Rights

The holder of each share of Vertex Series A Preferred is entitled to that number of votes equal to the number of whole shares of Vertex common stock into which such holder’s shares are convertible. In general, holders of Vertex common stock and Vertex Series A Preferred vote together as a single class. However, so long as at least 50% of the shares of the Vertex Series A Preferred originally issued in the merger remain outstanding, holders of Vertex Series A Preferred are entitled to elect one (1) member of Vertex’s five-person board of directors. Any director elected by holders of shares of Vertex Series A Preferred may be removed during such director’s term of office, either with or without cause, only by the affirmative vote of at least 66-2/3% of the then outstanding shares of Vertex Series A Preferred.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

David M. Loev, Manager of The Loev Law Firm, PC, which has passed upon the validity of the of the shares of common stock offered herein, beneficially owns options to purchase 10,000 shares of the Company’s common stock at an exercise price of $1.20 per share, of which a total of ¼ of such options, or 2,500 options are exercisable by Mr. Loev as of the date of this Form S-8 filing.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.037 of the Nevada Revised Statutes, or “NRS,” allows a corporation, through its articles of incorporation, to limit or eliminate the personal liability of directors and officers to the corporation and its shareholders for damages for breach of fiduciary duty. However, this provision excludes any limitation on liability for:

•	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or
•	the payment of distributions in violation of Section 78.300 of the NRS.

Vertex’s articles of incorporation and bylaws provide that directors and officers are not personally liable to the corporation or its shareholders for damages for breach of fiduciary duty. Consistent with Nevada law, this provision, however, does not eliminate or limit the liability of a director for acts or omissions not in good faith or which involve intentional misconduct, fraud, or a knowing violation of law, the payment of dividends in violation of NRS Section 78.300 or for any receipt of an improper personal benefit.

Section 78.7502 of the NRS permits a corporation to indemnify any agent of the corporation who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation), against expenses, judgments, fines, settlements, and other amounts incurred in connection with the proceeding. Further, Section 78.7502 of the NRS provides that a corporation must indemnify directors, officers, employees and agents against expenses actually and reasonably incurred to the extent the person was successful on the merits in defending the proceeding. In addition, Section 78.7502 of the NRS permits indemnification against expenses actually and reasonably incurred in connection with the defense or settlement of the action by or in the right of the corporation to obtain a judgment in its favor. A corporation may not provide indemnification for any:

•	claim, issue or matter for which the person has been found liable to the corporation; or
•	amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for the expenses.

Section 78.751 of the NRS provides that indemnification, unless ordered by a court, may not be made to or on behalf of any director, officer, employee or agent if a court establishes that the person’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the proceeding. In the case of a criminal proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful. Section 78.752 of the NRS permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation for any liability and expenses whether or not the corporation has the authority to indemnify the person for the liability and expenses. Vertex’s by-laws permit the foregoing indemnification. This indemnification is allowed only if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation. The decision of whether indemnification will be provided must be made by the shareholders, by the board by a majority vote of a quorum consisting of directors who are not parties to the proceeding (or a committee thereof), or by independent legal counsel in a written opinion if ordered by a majority vote of a quorum of disinterested directors or if a quorum of disinterested directors cannot be obtained.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

The Company granted the stock options (the shares issuable in connection with the exercise of which are being registered herein) to Directors, officers, employees and/or consultants in reliance on the exemption under Rule 701 promulgated under the Securities Act, as transactions by an issuer not involving a public offering and under a written compensatory benefit plan and/or Section 4(2) of the Securities Act, as the grants did not involve a public offering, the recipients took the securities for investment and not resale and the Company took appropriate measures to restrict transfer

ITEM 8. EXHIBITS

Exhibit Number       Description of Exhibit

2.1(1)
Amendment No. 5, dated as of March 31, 2009, to Amended and Restated Agreement and Plan of Merger by and among World Waste Technologies, Inc., Vertex Holdings, L.P. (formerly Vertex Energy, L.P.), Vertex Energy, Inc., Vertex Merger Sub, LLC and Benjamin P. Cowart.

3.1(2)	Articles of Incorporation (and amendments thereto) of Vertex Energy, Inc.

3.2(1)	Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Vertex Nevada, Inc.'s Series A Convertible Preferred Stock.

3.3(2)	Withdrawal of Designation of the Company’s Series B Preferred Stock

3.4(2)	Bylaws of Vertex Energy, Inc.

4.1(2)	Vertex Energy, Inc., 2008 Stock Incentive Plan

4.2(3)	Vertex Energy, Inc., 2009 Stock Incentive Plan

5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

23.1*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

23.2*	Consent of Stonefield Josephson, Inc.

23.3*	Consent of LBB & Associates Ltd., LLP

99.1(2)  Glossary of Selected Terms

(1) Filed as an exhibit to the registrant’s Report on Form 8-K, filed with the Commission on April 8, 2009, and incorporated herein by reference.

(2) Filed as an exhibit to the registrant’s Report on Form 8-K/A. filed with the Commission on June 26, 2009, and incorporated herein by reference.

(3) Filed as an exhibit to the registrant’s Report on Form 8-K, filed with the Commission on July 31, 2009, and incorporated herein by reference.

* Filed herewith.

ITEM 9. UNDERTAKINGS

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to reflect any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on the 2nd day of October 2009.

VERTEX ENERGY, INC.

By: /s/ Benjamin P. Cowart
Benjamin P. Cowart
Chief Executive Officer
(Principal Executive Officer)

By: /s/ Christopher Stratton
Christopher Stratton
Chief Financial Officer
(Principal Accounting Officer)

Each person whose signature appears below hereby constitutes and appoints Benjamin P. Cowart as his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ Benjamin P. Cowart	By:	/s/ Christopher Stratton
	Benjamin P. Cowart Chief Executive Officer (Principal Executive Officer) and Chairman		Christopher Stratton Chief Financial Officer, (Principal Accounting Officer)
Date:	October 2, 2009	Date:	October 2, 2009

By:	/s/ Ingram Lee	By:	/s/ David Phillips
	Ingram Lee Director		David Phillips Director
Date:	October 2, 2009	Date:	October 2, 2009